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Exhibit 3.01e

                           CERTIFICATE OF AMENDMENT

                      OF THE CERTIFICATE OF INCORPORATION

                                      OF

                                   AMBI INC.

               Under Section 805 of the Business Corporation Law

                                   * * * * *


         WE, THE UNDERSIGNED, Fredric D. Price and Benjamin Sporn, being respectively the President and Chief Executive Officer and the Secretary of AMBI Inc. hereby certify:

         1.     The name of the corporation is AMBI Inc.

         2. The certificate of incorporation of said corporation was filed with the Department of State on June 29, 1983. The name under which the corporation was formed was APPLIED MICRO BIOLOGY, INC.

         3. (a) The certificate of incorporation is amended to increase the aggregate number of shares of Common Stock, which the corporation shall have the authority to issue from 40,000,000 to 65,000,000.

                (b) To effect the foregoing, paragraph (a) of Article FOURTH, relating to the number of shares the corporation shall have the authority to issue shall be amended to read in its entirety as follows:

                   "(a) The aggregate number of shares which the Corporation
                  shall have the authority to issue is 70,000,000 which are divided into 65,000,000 shares of Common Stock of a par value of $.005 per share and 5,000,000 shares of Preferred Stock of a par value of $.01 per share."

         4. The amendment to the Certificate of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote at a meeting held on the 15th day of July, 1997, and by the affirmative vote of the Board of Directors.

         IN WITNESS WHEREOF, we have signed this certificate this 23rd day of July, 1997 and we affirm the statements contained therein as true under penalties of perjury.

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                                          /s/ Fredric D. Price
                                          --------------------
                                          Fredric D. Price
                                          President and Chief Executive Officer

                                          /s/ Benjamin Sporn
                                          ------------------
                                          Benjamin Sporn, Secretary